Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257806

PROSPECTUS SUPPLEMENT

Dated April 13, 2023

(To Prospectus Dated July 9, 2021)

8,814,102 Class A Ordinary Shares underlying Warrants

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated July 9, 2021 (the “Prospectus”), related to the offer and resale of up to an aggregate of 8,814,102 Class A ordinary shares (the “Warrant Shares”) of Recon Technology, Ltd, par value $0.0925 per share issuable upon exercise of warrants currently held by such Selling Shareholders as follows: 8,814,102 ordinary shares issuable upon exercise of certain ordinary share purchase warrants issued on June 16, 2021.

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our Class A ordinary shares is quoted on the NASDAQ Capital Market under the symbol “RCON.” On April 12, 2023, the last reported sale price of our Class A ordinary shares on the NASDAQ Capital Market was $0.35 per share.

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 26 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

AMENDMENTS TO INVESTOR WARRANTS

On March 15, 2023, in connection with a securities purchase agreement entered into by us with institutional investors dated March 15, 2023, we filed a prospectus supplement (the “Registered Direct Prospectus Supplement”) and the accompanying base prospectus with the SEC under our registration statement on Form F-3 (Registration No. 333-268657) in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement and the Registered Direct Prospectus Supplement, we offered and sold (i) an aggregate of 8,827,500 Class A ordinary shares, (ii) pre-funded warrants to purchase up to an aggregate of 1,175,000 Class A ordinary shares, and (iii) accompanying warrants to purchase up to an aggregate of 10,002,500 Class A ordinary shares (the “Registered Direct Offering”).

This Sticker Supplement is being filed to disclose the following:

In connection with the Registered Direct Offering, we entered into the securities purchase agreement with each investor in the Registered Direct Offering (each, a “Participating Investor”) pursuant to which, in consideration for such Participating Investors’ purchase of securities in the Registered Direct Offering (the “Purchase Commitment”), we agreed to reduce the exercise price of the warrants issued by us on June 16, 2021 (the “June 2021 Warrants”) held by each Participating Investor to $0.80 per share following the closing of the Registered Direct Offering. The Registered Direct Offering closed on March 17, 2023. No other changes to the June 2021 Warrants were made.

The date of this Sticker Supplement to Prospectus Supplement is April 13, 2023.